Exhibit 1.A.(3)(b)

                                BROKER AGREEMENT

         AGREEMENT made this _____ day of _________, 199__, by and between Prudential Investment Management Services LLC ("Distributor"), a Delaware limited liability company, and (name of broker-dealer) ("Broker"), a (state of incorporation) corporation.

                                   WITNESSETH:

         WHEREAS, The Prudential Insurance Company of America ("Company") has established and maintains the Prudential Variable Contract Account GI-2 (the "Account"), a separate investment account, pursuant to the laws of New Jersey for the purpose of providing a choice of variable investment options under group life insurance contracts to commence after the effectiveness of the Registration Statement filed with the Securities and Exchange Commission ("SEC" or "Commission") on Form S-6 pursuant to the Securities Act of 1933, as amended (the "Securities Act");

         WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act"), and Distributor is a broker-dealer registered with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act") with a membership in the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, (name of Contractholder), a(n) (the nature of Contractholder's business) (the "Contractholder") has purchased a group variable life insurance contract (the "Contract") from Company; and

         WHEREAS, the Broker and the Distributor wish to enter into an agreement to have the Broker act as agent of (name of Contractholder) for the distribution of certificates of participation (the "Certificates") in the Contract;

         NOW THEREFORE, the parties agree as follows:

         In consideration of the mutual promises contained herein, the parties hereto agree as follows:

A.       DEFINITIONS

         1. THE FUNDS - The Prudential Series Fund, Inc., the outside investment company funds whose shares are currently being sold to the Account and any other investment companies whose shares may in the future be sold to the Account. All are open-end management investment companies registered under the Investment Company Act, shares of

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which are sold to the Account in connection with the sale of the Contracts.

         2. REGISTRATION STATEMENT - The registration statement and amendments thereto relating to the Contract and the Account, including financial statements and all exhibits.

         3. PROSPECTUS - The prospectus included within the Registration Statement referred to herein.

         4. MARKETING MATERIALS - The terms "advertisement" and "sales literature" as they are defined in Rule 2210(a) of the NASD's Conduct Rules.

B.       AGREEMENTS OF DISTRIBUTOR

         1. Pursuant to the authority delegated to it by Company, Distributor hereby authorizes Broker during the term of this Agreement to solicit applications for Contract Certificates from eligible persons of (name of Contractholder) provided that there is an effective Registration Statement relating to such Contract and provided further that Broker has been notified by Distributor that the Contract Certificates are qualified for sale under all applicable securities and insurance laws of the state or jurisdiction in which the application will be solicited. In connection with the solicitation of applications for Contract Certificates, Broker is hereby authorized to offer riders that are available under the Contract in accordance with instructions furnished by Distributor or Company.

         2. Distributor, during the term of this Agreement, will notify Broker of the issuance of any SEC stop order with respect to the Registration Statement or any amendments thereto or the initiation of any proceedings for that purpose relating to the registration and/or offering of the Contract and of any other action or circumstance that may prevent the lawful sale of the Contract Certificates in any state or jurisdiction.

         3. During the term of this Agreement, Distributor shall advise Broker of any amendment to the Registration Statement or any amendment or supplement to any Prospectus. Furthermore, Distributor will provide Broker with a reasonable quantity of any applicable Contract Prospectuses, and any supplements thereto, to be used in connection with the transactions contemplated by this Agreement.

C.       AGREEMENTS OF BROKER

         1. It is understood and agreed that Broker is a broker-dealer registered with the SEC under the Exchange Act with an NASD membership in good standing, and that the representatives of Broker who will be soliciting applications for Contract Certificates also will be duly registered with the NASD through the Broker.

         2. Commencing at such time as Distributor and Broker mutually shall agree, Broker shall use its best efforts to find applicants for Contract Certificates acceptable to Company. In

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meeting its obligation to use its best efforts to solicit applicants for
Contract Certificates, Broker shall, during the term of this Agreement, engage in the following activities:

                  (a) Continuously utilize only those Prospectuses, statements of additional information, Marketing Materials, and training materials relating to the Contract that have been approved by Company and have been provided by Distributor;

                  (b) Establish and implement procedures reasonably designed to achieve compliance with applicable Federal and State securities laws and regulations, including the rules of the NASD, relating to the sales practices of its representatives; and

                  (c) Take reasonable steps to ensure that the various representatives registered through it shall not make recommendations to applicants for Contract Certificates in the absence of reasonable grounds to believe that participation in the Contract is suitable for such applicants. While not limited to the following, a determination of suitability shall be based on information furnished to a representative after reasonable inquiry of such applicants concerning the applicants' insurance and investment objectives, financial situation and needs, and the likelihood that the applicants will continue to make the premium payments contemplated by the Contract.

         3. All payments under the Contract collected by representatives of Broker shall be held at all times in a fiduciary capacity and shall be remitted promptly in full together with such applications, forms and other required documentation to an office of the Company designated by Distributor. Checks or money orders in payment of premiums shall be drawn to the order of The Prudential Insurance Company of America. Broker acknowledges that Company retains the ultimate right to control the sale of the Contract and the underlying Certificates and that the Distributor or Company shall have the unconditional right to reject, in whole or part, any application for a Contract Certificate. If the Company or Distributor rejects an application, Company immediately will return all payments directly to the applicant and Broker will be notified of such action. If any participant in a Contract elects to return such Contract Certificate pursuant to Rule 6e-3(T)(b)(13)(viii) of the Investment Company Act or other applicable law, the participant will receive a refund of premium payments calculated in accordance with applicable law. Broker will be notified of any such action.

         4. Broker shall act as an independent contractor, and nothing herein contained shall constitute Broker, its representatives, or any employees thereof as "associated persons," as that term is defined in Section 3(a)(18) of the Exchange Act, of Company or Distributor in connection with the solicitation of Contract Certificates. Broker, its representatives, and its employees shall not hold themselves out to be associated persons of Company or Distributor in this connection or in any dealings with the public. Distributor shall have no supervisory responsibility for Broker or Broker's associated persons, either registered or unregistered.

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         5. Broker agrees that any material it develops, approves or uses for sales, training, explanatory or other purposes in connection with the solicitation of applications for Contract Certificates (other than general advertising materials which do not make specific reference to the Contract) will not be used without the prior written consent of Distributor and, where appropriate, the endorsement of the Company to be obtained by Distributor. Furthermore, Broker agrees that it is responsible for securing and will secure all required regulatory approvals for any Marketing Materials it develops.

         6. Solicitation and other activities by Broker shall be undertaken only in accordance with applicable laws and regulations. No representative of Broker shall solicit applications for Contract Certificates until duly licensed and appointed by Company as a life insurance and variable contract broker or agent of Company in the appropriate states or other jurisdictions. Broker shall ensure that such representatives fulfill any training requirements necessary to be so licensed. Broker understands and acknowledges that neither it nor its representatives are authorized by Distributor or Company to give any information or make any representation in connection with this Agreement or the offering of Contract Certificates other than those contained in the Prospectus or other Marketing Materials authorized in writing by Distributor or Company.

         7. Broker shall not have authority on behalf of Distributor or Company to: (1) make, alter or discharge the Contract, the Certificate, or any other form used in connection with the Contract; (2) waive any forfeiture, extend the time of paying any premium; or (3) receive any monies or premiums due, or to become due, to Company, except as set forth in Section C.3. of this Agreement. Broker shall not expend, nor contract for the expenditure of the funds of Distributor, nor shall Broker possess or exercise any authority on behalf of Distributor by this Agreement.

         8. Broker shall have the responsibility for maintaining the records of its representatives that are licensed, registered, and otherwise qualified to sell Contract Certificates. Broker shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records of the Account, Company, Distributor, and Broker relating to the sale of Contract Certificates shall be maintained so as to disclose clearly and accurately the nature and details of each transaction. Copies of all records maintained by Broker in connection with this Agreement shall be made available to and become the property of the Distributor upon its request. Nothing in this Section C.8. shall be interpreted to prevent the Broker from retaining any such other records which Broker, in its discretion, deems necessary or desirable to keep. Broker shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

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D.       COMPENSATION

         1. Pursuant to the Distribution Agreement between Distributor and Company, Distributor shall cause Company to arrange for the payment of commissions to Broker as compensation for the sale of each Contract Certificate sold by a representative of Broker. The amount of such compensation shall be based on a schedule to be determined by agreement of Company, Distributor, and Broker. Company shall identify to Broker with each such payment the name of the representative of Broker who solicited each Contract Certificate covered by the payment.

         2. Neither Broker nor any of its representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise. Neither Broker nor any of its representatives shall have an interest in any compensation paid by Company to Distributor, now or hereafter, in connection with the sale of any Contract Certificate.

E.       USE OF INSURANCE AGENCY AFFILIATE OF BROKER

         It is understood and agreed that the registered representatives of Broker engaged in the offer and sale of Contract Certificates may be employed by (name of agency), an affiliate of Broker that is licensed as an insurance agency (hereinafter referred to as "Insurance Agency Affiliate"), and whose shareholders, officers, and employees are "associated persons" of Broker within the meaning of Section 3(a)(18) of the Exchange Act. It is further understood and agreed that records relating to sales of Contract Certificates by such employees may be maintained by Insurance Agency Affiliate. It is further understood and agreed that commissions payable under this agreement shall, if Broker so directs, be paid to Insurance Agency Affiliate. Broker agrees that, if the Contract Certificates are sold through Insurance Agency Affiliate:

         1. Broker will retain full responsibility for compliance with the requirements of all applicable federal and state securities laws, and will continue to perform all obligations set forth in Section C. above.

         2. Any books and records maintained by Insurance Agency Affiliate will be deemed, for purposes of the Exchange Act, to be books and records of Broker and will conform to the requirements of Section 17 of the Exchange Act and the rules thereunder. The manner in which the books and records of Broker and Insurance Agency Affiliate are made and maintained will permit supervisory personnel of Broker as well as authorized examiners of the SEC or of another appropriate governmental agency or self-regulatory organization to review data concerning transactions of Contract Certificates effected through Insurance Agency Affiliate to the same extent as if such transactions had been effected through Broker itself. This may be accomplished either through maintaining one set of books and records for Broker and Insurance Agency Affiliate or by maintaining separate sets of books and records with

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adequate integration, through cross-referencing or otherwise, between records maintained by Broker and those maintained by Insurance Agency Affiliate.

         3. Any receipt by Insurance Agency Affiliate of commissions for the sale of Contract Certificates, and any payment by Insurance Agency Affiliate of commissions for the sale of Contract Certificates to its sales personnel, will be reflected in the FOCUS reports filed by Broker pursuant to Section 17 of the Exchange Act and the rules thereunder and in its fee assessment reports filed with the NASD.

         4. All premiums derived from the sale of Contract Certificates through Insurance Agency Affiliate will be sent directly to Company by the customers of Insurance Agency Affiliate or will be sent by them to Broker for forwarding to the Company. Insurance Agency Affiliate will not receive or accumulate customer premiums intended for payment under the Contract.

F.       COMPLAINTS AND INVESTIGATIONS

         1. Broker and Distributor jointly agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with Contract Certificates marketed under this Agreement. Broker and Distributor further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Broker, Distributor, their affiliates and their representatives to the extent that such investigation or proceeding is in connection with Contract Certificates marketed under this Agreement. Broker shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulation.

G.       TERM AND AGREEMENT

         1. This Agreement shall continue in force for one year from its effective date and thereafter shall automatically be renewed every year for a further one year period; provided that either party may unilaterally terminate this Agreement upon thirty (30) days written notice to the other party of its intention to do so.

         2. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except: (a) the agreements contained in Section F. hereof; (b) the indemnity set forth in Section H. hereof; and (c) the obligation to settle accounts hereunder, including payment of any applicable commissions on premiums subsequently received for Contract Certificates in effect at the time of termination or issued pursuant to applications received by Broker before termination.

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H.       INDEMNITY

         1. Broker shall be held to the exercise of reasonable care in carrying out the provision of this Agreement.

         2. Distributor agrees to indemnify and hold harmless Broker and each officer or director of Broker against any losses, claims, damages or liabilities, joint or several, to which Broker or such officer or director become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in any Registration Statement or any post-effective amendment thereof or in the Prospectus or any amendment or supplement to the Prospectus, or any marketing materials provided by the Company or by the Distributor.

         3. Broker agrees to indemnify and hold harmless Company and Distributor and each of their current and former directors and officers and each person, if any, who controls or has controlled Company or Distributor within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities to which Company or Distributor and any such director or officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

                  (a) Any unauthorized use of marketing materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Contract or the underlying Certificates by Broker or its officers, employees or representatives, including personnel of any Insurance Agency Affiliate;

                  (b) Claims by representatives or employees of Broker or any Insurance Agency Affiliate for commissions, service fees, development allowances or other compensation or remuneration of any type; or

                  (c) The failure of Broker, its officers, employees, or representatives, including personnel of any Insurance Agency Affiliate, to comply with the provisions of this Agreement; and the Broker will reimburse Company and Distributor and any director or officer or controlling person of either for any legal or other expenses reasonably incurred by Company, Distributor, or such director, officer of controlling person in connection with investigating or defending any such loss, claims, damage, liability or action. This indemnity agreement will be in addition to any liability which Broker may otherwise have.

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I.       WARRANTIES

         Each party to this Agreement warrants to the other party as follows:

         1. It has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein;

         2. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or its assets; and

         3. This Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable in accordance with its terms.

J.       ASSIGNABILITY

         This Agreement shall not be assigned by either party without the written consent of the other.

K.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                           PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
                                    (Distributor)

                                    By:_____________________________
                                    Title:  President

                           -----------------------------------------------------
                                       (Broker)

                                    By:_____________________________
                                    Title:


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